EXHIBIT 99.1
Tejas Incorporated Announces Fourth Quarter and
Year End 2005 Financial Results
AUSTIN, TEXAS- March 31, 2006- Tejas Incorporated (OTC BB: TEJS) today announced its fourth quarter and year end 2005 financial results.
Fourth quarter 2005 total revenues were $753,000 versus $30.1 million for the fourth quarter 2004. Tejas reported an after-tax loss for the fourth quarter 2005 of $4.6 million, representing an $11.6 million decrease year over year as compared to the fourth quarter 2004. This represents a basic and fully diluted loss per share of $0.59 for the fourth quarter 2005, compared to basic earnings per share of $2.30 and fully diluted earnings per share of $1.98 for the fourth quarter 2004.
Total revenues for 2005 were $30.9 million versus $48.7 million for 2004. Tejas reported an after-tax loss of $4.5 million for 2005, representing a decrease of $11.8 million year over year as compared to 2004. This represents a basic and fully diluted loss per share of $0.74 for 2005 compared to basic earnings per share of $2.41 and fully diluted earnings per share of $2.07 for 2004.
Kurt Rechner, President and Chief Operating Officer, commented “2005 was a challenging year for us. It marked a year of investment in Tejas Incorporated in terms of human capital, infrastructure, processes and an expanded scope of services. While we strived to achieve a similar revenue growth trajectory in 2005 that we experienced with our all-time record revenues of 2004, our results did not meet with our expectations.”
Mark Salter, Chief Executive Officer, added, “The first half of 2005 represented the best financial performance we have ever experienced for the first half of any calendar year. However, during the second half of the year, market conditions presented us with challenges that affected our short-term revenue performance. We will not be satisfied with our performance until we achieve consistent and sustained short-term revenues as we expand the infrastructure necessary to effectively grow our franchise over the long-term.”
For the fourth quarter 2005, investment banking revenues were $545,000 compared to $14.7 million for the fourth quarter 2004. Total investment banking revenues for 2005 were $16.4 million compared to $18.3 million for 2004.
For the fourth quarter 2005, brokerage segment losses were $700,000, compared to $15.4 million of brokerage segment revenues for the fourth quarter 2004. Total brokerage segment revenues for 2005 were $11.9 million compared to $30.3 million for 2004. The 2005 numbers were negatively impacted during the second half of 2005 by the decline in market values of several of Tejas’ positions in restricted securities of other companies.
For the fourth quarter of 2005, our management and consulting segment revenues were $908,000. Total management and consulting segment revenues for 2005 were $2.5 million. These revenues represent the revenues of Capital & Technology Advisors, Inc. from the date we closed our acquisition of C&TA on July 1, 2005.
Mr. Rechner added, “We believe that the investments we made in our franchise during this period will help us to create the infrastructure necessary to help capitalize on opportunities for improvements in our short-term performance and long-term growth.”
Company Information
Tejas Incorporated (OTC BB:TEJS) is a financial services holding company whose primary operating subsidiaries include Tejas Securities Group, Inc. (“Tejas Securities”) and Capital & Technology Advisors, Inc. (“C&TA Inc.”). Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt, emerging growth equities and special situation securities; (ii) trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments; and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries. C&TA Inc. is a management and consulting firm that provides operational and financial restructuring and related advice to middle market companies as well as business strategy services to development stage companies primarily in the telecommunications and technology sectors. To learn more about Tejas Securities or C&TA Inc., please visit their web sites at www.tejassec.com or www.ctadvisors.net.

Safe Harbor Statement
This press release contains forward looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this press release. Important factors that could cause actual results to differ materially from such forward-looking statements are described as “Risk Factors” in the Company’s most recent Form 10-K and the Company’s other SEC filings. The Company does not undertake any obligation to publicly update any forward-looking statements.
Earnings Conference Call:
A conference call has been scheduled to discuss fourth quarter and year end 2005 financial results for Thursday, April 6, 2006 at 7:30am CDT.
You may access the webcast of our call by visiting the Tejas Incorporated website (www.tejs.com). A direct link to the call will be found on the Tejas home page.
If you choose to participate via telephone, the dial-in number is 1-800-374-0113 for domestic callers, and 1-706-758-9607 for international callers.
Should you miss the call, you may access an archived copy at the Tejas Incorporated website (in the Investor Relations section), or via a replay at 1-800-642-1687- passcode 7206301# for domestic callers, or 1-706-645-9291- passcode 7206301# for international callers. The teleconference replay will be available for one week after the conference call.

TEJAS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenue:
Commissions from agency transactions	$1,182,709	2,382,547	6,218,258	5,574,850
Commissions from principal transactions	1,681,981	3,210,617	10,921,230	15,370,913
Underwriting and investment banking income	544,796	14,740,286	16,436,706	18,339,975
Net dealer inventory and investment income (loss)	(3,787,906)	9,624,343	(5,800,745)	9,087,139
Consulting fees	908,227	—	2,503,663	—
Other income	223,883	162,705	608,046	307,419

Total revenue	753,690	30,120,498	30,887,158	48,680,296

Expenses:
Commissions, employee compensation And benefits	3,608,912	10,739,934	23,471,750	23,140,948
Clearing and floor brokerage	154,133	264,569	741,817	652,037
Communications and occupancy	568,838	465,775	2,161,640	1,903,404
Professional fees	1,392,047	6,243,652	4,264,244	7,874,990
Interest	66,146	63,466	289,093	177,705
Other	2,108,779	940,481	6,883,947	2,864,900

Total expenses	7,898,855	18,717,877	37,812,491	36,613,984

Income before income tax expense (benefit)	(7,145,165)	11,402,621	(6,925,333)	12,066,312

Income tax expense (benefit)	(2,550,149)	4,445,132	(2,441,414)	4,784,908

Net income (loss)	(4,595,016)	6,957,489	(4,483,919)	7,281,404

Less:
Dividends on Series A convertible preferred stock	(25,000)	—	(26,370)	—

Net income (loss) available to common stockholders	$(4,620,016)	6,957,489	(4,510,289)	7,281,404

Earnings (loss) per share of common stock:
Basic	$(0.59)	2.30	(0.74)	2.41

Diluted	$(0.59)	1.98	(0.74)	2.07

Weighted average shares outstanding:
Basic	7,860,367	3,026,048	6,097,903	3,025,048

Diluted	7,860,367	3,750,766	6,097,903	3,540,392

Contact:
Craig Biddle
Investor Relations
cbiddle@tejassec.com
512-306-5281